EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-61940 and 333-66982 on Form S-3 and Registration Statement Nos. 333-43334, 333-53970, 333-54932, 333-105215, 333-124777, 333-150022, 333-163684, 333-170285, 333-183562 and 333-190318 on Form S-8 of our reports dated February 27, 2014, relating to the financial statements of Sonus Networks, Inc., and the effectiveness of Sonus Networks, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Sonus Networks, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 27, 2014